Exhibit 99.1

Benzinga SPACs Attack

Interview with Jonathan C. Wilk, President and CEO of CompoSecure

May 11, 2021

Mitch Hoch (MH)

Alright, let's go ahead and let's get into the best part of the day when we start unlocking some SPACs, we want to get into our interview.

As you guys see over my shoulder, we're going to go ahead and get to it right now. Let's go ahead and unlock some SPACs and get to our interview.

Chris Katje (CK)

All right, perfect yeah. So our favorite time of the day. Another exclusive interview here on SPACs Attack, so joining us on the show today, we have Jon Wilk, the CEO of CompoSecure. Company is going public with Roman DBDR Tech Acquisition Corp. that is ticker DBDR - Welcome to the show Jon.

Jon Wilk (JW)

Thanks Chris and Mitch, for having me I appreciate it.

MH

Welcome to the show.

CK

Of course.

MH

Alright, I'm going to let Chris ask some questions and I'll be back with some of my own.

CK

Alright, perfect, so let's dive in Jon. Wondering if before we get into this deal, if you can give viewers some of your background, I see that you worked for JPMorgan Chase and also PayChoice. So just some background on your career in the industry.

JW

Sure, thanks. So I spent a good part of my career in the banking industry with Bank of America and JP Morgan managing large - multibillion dollar businesses inside of those financial institutions in payments and retail banking. Following that, I did a stint in private equity and led a turn-around of a software business and sold that company and then met the founders of CompoSecure and their private equity sponsors about five years ago and joined the company.

CK

Perfect so one of the big questions we always ask here on SPACs Attack since we're, you know, focused on SPACs is - Why a SPAC merger to bring CompoSecure public and was a traditional IPO a consideration as well?

JW

So first off we're not a startup, we've been around 20 years. Our founders grew the company for the first 15 years and took on private equity money in 2015. So at a six year mark for our private equity sponsors very natural point for us to think about going to a transaction. We did look at traditional IPO and SPAC. With our story, we've got a very interesting, we think, core business that has driven our growth and profitability over the last 20 years. We also have some new adjacent markets that were entering and our ability to tell the forward story through this SPAC transaction was important to us, so not just the past 20 years, but important for us to be able to tell the story of the next five years and felt like this SPAC was a much better route to go down.

CK

Awesome. You mentioned the current segment, so we have these payment cards behind you - so premium payment cards. What does this mean and how does CompoSecure play in that market segment?

JW

So today we partner with financial institutions and fintech companies across the globe to help them acquire new customers and drive spending in their business. So we'll deliver 22 million metal cards to the market this year, delivering over 280 million in revenue, over 100 million in EBITDA, and we get there with 100 plus card programs across the globe, including six of the top ten US issuers. Very long tenure for our largest clients and intellectual property portfolio that is, it helps create competitive moats around our business.

CK

Awesome so you know I see in the presentation some key partners. You know, JP Morgan Chase American Express - Can you walk us through a little bit on how these deals are structured? Is CompoSecure, you know, given a one-time payment, is this multi-year deals, how can we look at how these deals are structured financially?

JW

Sure, so if you actually go to the next page in the deck, it's actually a better page to talk a little bit about some of our largest clients. So because we've got both depth and breadth of relationships AMEX for us is an 18 year relationship, JP Morgan is a 13 year relationship and it's a combination of proprietary business. So Chase Sapphire preferred and reserve with Co brands like United, Whole Foods, Amazon, American Express, you've got proprietary business with platinum and Gold and Co brand business with Amazon Business Prime, Marriott and Delta as examples. These are multi-year contracts. We have another almost four years remaining on our American Express contract. We've got three years remaining on our contract with JP Morgan Chase.

CK

Perfect so I want to get into some of the growth and the new segments. So there's an innovative cryptocurrency cold storage and security solution called Arculus that's going to be launched by your company in the third quarter. So talk to us about what Arculus is all about and what we can look forward to in the third quarter of this year.

JW

Sure. If you look at the crypto market today, when customers are buying crypto, they're storing that traditionally in a hot wallet, which means the exchange holds the private keys to your crypto. In the last two weeks alone and Chris, I can't make this stuff up - we've seen an exchange in Turkey that's been hacked, where all of the customer assets are gone. Unclear if it was an outside hack or an inside problem. We've also seen examples where the large exchanges in the US have also had customers have their devices hacked, and in both cases when the exchange holds your private keys, it's more vulnerable. So what we've seen emerge in the crypto landscape is cold storage, and what that simply means is that the customer is in control of their private keys to their crypto and we've leveraged our twenty year history in payments and security to build a product that has three factor authentication. So you need your biometric, your PIN as well as your Arculus card which stores your private keys to your crypto to transact and without those three factors, you know, no one could get access to your crypto.

CK

Perfect so you know in the presentation we've got, some interesting market sizes then because you have two different markets to try to, you know, forecast going forward. So talk to us a little bit about the total addressable market sizes of these payment cards and then also the new crypto wallet side of things as well.

JW

Sure, I'll start with that payment card business. So there are 13 billion payment cards in circulation. There are more than four to five billion payment cards issued in any given year, and with that last year, we issued 20 million metal cards to the market. Which basically, if you do the math, you know we’re about half a percent of what we think is the total addressable market for metal payment cards and that continues to grow both domestically and internationally, as well as with Fintech clients across the globe for us.

So we think we're still in the early innings of our growth story there to use a baseball analogy. Domestically, we are probably in the third inning and internationally, we are still in the first inning of what we can do in the metal payment card business.

CK

Awesome so you know we see here in fiscal 2020 revenue of $261 million and you know, positive adjusted EBITDA of $116 million. So you know, we talk SPACs all the time and there's a lot of companies you know going public that are either, you know, pre revenue or don't have that positive adjusted EBITDA. So, how do you think that plays into potential shareholders valuing a company like CompoSecure here?

JW

So we think we're actually a fairly unique asset in the market right now. If you look at the combination of growth, profitability and future potential. We've got our core business that if you look backward, grew with a 29% CAGR over the last few years. If you look forward we’re projecting a 15% growth rate in the core.

And with that, you've got the opportunity in the crypto and broader digital asset marketplace. I didn't really address the total addressable market size there, but inside the crypto world, there are more than 70 million customers using hot wallets to store crypto, we think they're more than 5,000,000 cold storage units that have been sold already into that market.

Those numbers are projected to grow to 230 million for crypto users in general in hot wallets and over 35 million for cold storage units.

With how easy we've made it with the Arculus solution to store your crypto and even more secure manner, we're looking at attacking the 230 million crypto users across the globe, not just the market projections for 35 million cold storage units over the next five years.

CK

Perfect so you know in that investor presentation, obviously you forecast a couple years going out and you know for some of the payment card businesses that may be easier to do because you have so many years’ experience in the market, but then we get into the crypto side of things and Arculus - how do you forecast revenue for a new segment like that going forward?

JW

So we look at the opportunities for us in the crypto and broader digital asset ecosystem in kind of three buckets.

One is the crypto space which we're going to attack most immediately. The second is additional vertical industries like gaming and gambling, where we think the three factor authentication solution of Arculus has great applicability. And then we overlay on both of those, insurance. And think of this as people that want to insure their crypto assets or their Arculus card and partnering with third party insurance brokers to develop an insurance product which we can sell as well.

The nearest opportunity being crypto, is somewhat more straightforward to forecast given the units that are out there in the market and the data that's out there on ASP's. But in the crypto cold storage space, we think generally the 5,000,000 units that have been sold have been sold at an ASP of, let's call it $80 to $90 relative to you know where we compete in the payment business. It's a much, much higher ASP and we've got the ability to earn very strong hardware margins in that space.

CK

Perfect and then the last thing I want to get into before we bring Mitch back on for some questions is, there is a slide here talking about multiple large growth opportunities. So obviously you know we've talked a little bit about the crypto side of things, but what other business segments is CompoSecure looking to grow in going forward?

JW

So a couple of the others I've mentioned one would be the gaming segment. Inside of gaming today, what you're seeing is a huge amount of the revenue is tied to in game transactions and you're seeing a combination of fraud as well as a desire to add crypto into the gaming world that a number of the gaming companies that both we and the Roman team are having conversations with, you know, indicate a pretty strong interest in both locking down their ecosystems as well as adding crypto as services for payments into that ecosystem. In addition, you could look at things like online gambling where using a three factor authentication solution for bets over a certain size just to add an additional level of security into that space as well.

MH

Alright, I'm going to go ahead and hop in here and I really like what you were just talking about and I want to expand a little bit more on that gaming aspect. You know, one of the things that I've noticed is that let's say a lot the sports betting that you see now is done through mobile phone, right? And mobile is always a concern when you go and lose that mobile phone and the security that comes with. I sports bet myself and you know I have a pretty decent account size in my account and so one of the concerns is, like you mentioned, that there is only kind of right now a password that's blocking me getting into my account. I would love for there to be a kind of a second or even a third verification. Can you explain how could that can really be a benefit and maybe a potential partnership that you can be looking for in this area?

JW

Yeah Mitch, I couldn’t agree more and I feel the same way. Both about banking, you know, gambling, gaming all the different spaces where today you log in you've got a password protecting you. We ultimately think the three factor authentication of Arculus with a combination of needing your biometric, a unique PIN and your Arculus card, which you had tapped to the back of your phone to authenticate who you are. In the security space you think about kind of three things, something you know, something you are, something you have and in this case, that third factor is what we call “air gapped” or not connected to the online world in any way. It doesn't have a battery, it doesn't require a charge. Therefore it's just totally independent of the electronic world and stores your private keys securely on that card. So the combination of biometric, PIN, and your Arculus card, we think is unique and differentiated and would add an additional level of security that you described to the gambling example.

MH

Alright, so one last question I have on the story behind this really - one question that I would have is did you feel that the pandemic actually sped up the process in your business or actually is it holding it down in any way? I kind of agree more with the first one, but I'll leave it up to you, Jon.

JW

Sure, so I've been asked the question a lot Mitch what happens to our business in a recession? And you know, we grew 7% last year in the face of a pandemic and a recession. So we feel pretty good about the growth that we ultimately delivered to the market last year.

And I would say it accelerated our growth and innovation on some of the new areas that were attacking like the crypto and broader digital asset ecosystem and enabled us to accelerate that growth into this year.

MH

Alright, so the next area that I want to get into is valuation. You know, a lot of SPACs are now being really focused on this side. And so what I wanted to focus here was kind of the percentage revenue here and also if we look here at the bottom is the margin, which really stands out to me here - And then we'll go kind of in a closer view here so that I can focus more on that margin.

Can you explain how you guys are going to achieve this margin? It looks like in 2022, looks like a margin here of 29% compared to let's say Bakkt here - that's on the down side on the negative of 10%. How do you guys achieve this margin compared to a comparable company?

JW

Yeah, let’s start with the fact that we're earning 40 plus percent EBITDA margin today on our core business number one. Number two, our hardware economics and the margin that we can earn in hardware are extraordinary. So if you look at our ASPs and our core payment card business vs. the ASPs that exist in the crypto cold storage markets they are, 5 to 10 times higher in the crypto cold storage market, and we've got the manufacturing scale to produce profitably to be able to drive the kind of volume and margin that we see in this business. The reason the margins were actually dipping is we're investing in growth over the next five years to drive our brand and build a new business but we believe that our ability to operate in the crypto and broader digital asset ecosystem should be just as profitable or more over time than our core business.

MH

Another thing that we of course we can point out here is the multiples, here, in the future revenue and you guys can clearly see here those bars on the right definitely standing out versus the small bar that we have here on the left. Here we got 4x implied here for 2021. Compared to say, let's say a PayPal at 11 times there.

That's kind of another company we can compare you to here and so explain to me how you guys have that four times versus let’s say PayPal, that has definitely has been pushing the growth, but as we can see right now that multiple might just be a little bit too high.

JW

So Mitch as we look at things, the valuation itself on the core business, we think is reasonable and fairly valued. Offering a call option to investors on the crypto and broader digital asset ecosystem, the upside opportunity that we see for investors coming in in our view at a reasonable valuation on a core business that's highly profitable and growing with the upside of us entering into the crypto and broader digital asset ecosystem. So we think it's a great and somewhat unique investment opportunity out there.

CK

Awesome, I'm going to hop back in here Jon. So one of the things we like to do on the show here since we have, you know, our loyal fans who have been with us from the start is we like to grab some questions from the chat. So our first question here is asking “how will CompoSecure deal with digital wallets?” So maybe talk a little bit about competition and are digital wallets going to hurt you know the physical cards or is that just a growth segment for the company?

JW

I think it can be both. Let me just start with mobile in general so - Mobile wallets and mobile payments are at least five years old in the marketplace and they haven't taken off as people expected them to and the reason is that the underlying transaction, a consumer transaction with the card, works exceptionally well. In places where mobile has displaced other things areas like music or my boarding pass for my flights, the underlying consumer experience was broken. Cards work well. Consumer research suggests that people don't view their mobile phone as safe as their credit card. They don't know who to go to handle a dispute.

These are examples of real customer research and we think that will somewhat limit the growth of mobile payments and mobile wallets - at the same time we and others have introduced the ability to tap your card at point of sale and pay and the convenience and speed of that transaction, we think, helps make sure that cards are going to be around for a long, long time.

At the same time, right, we are attacking the broader digital asset ecosystem with Arculus and so we see both as things that we can combat in the core business as well as upside opportunity for us in the future.

CK

Perfect and then another question here from Karl, you know one of our loyal fans out there. So we heard you mention gaming and the payment side of things there. So another company that went public via SPAC was Paysafe, so Paysafe you know has a strong position in the gaming market. Is there any partnership with Paysafe? Are they a competitor? Or any thoughts on Paysafe here?

JW

So I'm not going to comment specifically on Paysafe, but I do want to comment on partnerships. So our history is in selling B2B, so we've partnered with some of the best financial institutions in the world. Some of the leading fintech names in the world and we intend to continue to do that. We can white label the Arculus solution and plug it into a crypto exchange. We can plug it into a financial institution and we can also plug it into a fintech that is looking to add cryptocurrency to their offering and we can do that in a way that is seamless for the customer so they feel like they're staying within the ecosystem - so in nearly all cases we think there are partnering opportunities for CompoSecure and Arculus to partner in many examples to drive that success.

CK

Perfect and then our last question here from the chat from Brad asking Public SPAC holders will make up over 20%. So we're talking about the ownership post-merger. So I see in the presentation it looks like 28%. Is that correct? Just want to get confirmation here.

JW

We can both pull up the page together in terms of looking at the transaction overview. What I would say depending on redemptions is that existing shareholders will continue to own more than 60% of the company, so that is the private equity sponsor, the founders and management will continue to own 60 plus percent of the company on a go forward basis where we think well aligned to investors that are coming in.

CK

Perfect yeah, I think the 28% part that I'm seeing. You know it's very high for a lot of these SPAC deals getting done, so I think that's you know a positive thing for shareholders to look forward to Jon. So we want to thank you for taking time out of your busy schedule joining us on SPACs Attack on the show today, so again guys - joining us we had Jon Wilk, the CEO of CompoSecure going public with Roman DBDR Tech Acquisition, ticker is DBDR.

Thank you so much Jon for joining us.

JW

Thanks, Chris and Mitch for having me, love watching your show.

MH

Thank you, we'll have you back.